 Exhibit 99.2
NEWS RELEASE

8229 Boone Boulevard, Suite 802 Vienna, VA 22182. USA Telephone (703) 506-9460 www.cel-sci.com	COMPANY CONTACT: Gavin de Windt CEL-SCI Corporation (703) 506-9460

CEL-SCI CORPORATION ISSUES LETTER TO SHAREHOLDERS

Vienna, VA, April 4, 2018 -- CEL-SCI Corporation (NYSE American: CVM) today issued a letter to its shareholders.

Dear Fellow Shareholders,

We have achieved significant progress towards completing and reporting results on our Phase 3 head and neck cancer study for our lead investigational immunotherapy Multikine* (Leukocyte Interleukin, Injection). The study is fully enrolled. We are following the study subjects for outcomes and will be able to analyze all of the data for safety and efficacy when 298 deaths have occurred in the two main comparator arms of the study and the corresponding data have been recorded in the study database. Based on overall survival data available in the scientific literature for the study’s patient population, advanced primary head and neck cancer patients, and the fact that all of the patients in our Phase 3 study were enrolled between 2011 and September 2016, the time when 298 deaths will be reached in the combined comparator arms of the study should be near.

The primary efficacy endpoint of the study is a 10% improvement in overall survival of the Multikine treatment regimen plus Standard of Care (SOC) vs. Standard of Care alone. Late last year, the study’s Independent Data Monitoring Committee (IDMC) completed a review of the data from all 928 patients enrolled in the study and found no evidence of any significant safety questions and recommended the study continue as constituted. Once completed, should the study meet its primary efficacy endpoint of 10% improvement in overall survival, CEL-SCI plans to apply for regulatory approval in major markets including the United States and the European Union. Head and neck cancer accounts for about 6% of all cancers worldwide.

In the $50 million-plus arbitration suit we filed against the former clinical research organization (CRO) for our Phase 3 trial, we are pleased to report that during the past few months, both parties have filed their closing briefs and subsequently also their responsive briefs. That only leaves the closing arguments which are scheduled to be delivered this month, April 2018. This final stage of the arbitration will take place on two consecutive days, with one party presenting their closing arguments one day and the other party presenting the next day. The arbitration suit was filed in October 2013 by CEL-SCI, seeking at least $50 million from the CRO that originally ran the Phase 3 head and neck cancer study. CEL-SCI's arbitration claim alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud. We look forward to a productive end to the arbitration suit in the near term.

CEL-SCI’s clinical development program for our LEAPS (Ligand Epitope Antigen Presentation System) vaccine platform technology continues to advance with the support of a $1.5 million grant from the U.S. National Institutes of Health (NIH) to develop CEL-4000, our rheumatoid arthritis candidate treatment vaccine, the first product based on our LEAPS platform. Data from pre-clinical studies currently being conducted will be used in support of an Investigational New Drug (IND) application we plan to file with the FDA for CEL-4000. CEL-SCI was recently issued a patent from the US Patent and Trademark Office for our LEAPS platform technology.

In the near term, we look forward to the completion of our arbitration suit against the former CRO and we also look forward to receiving results on both the completion and corresponding top line data on our Phase 3 head and neck cancer trial.

We thank you for your continued support of our Company.

Sincerely,

Geert Kersten
Chief Executive Officer

About CEL-SCI Corporation

CEL-SCI is a Phase 3 cancer immunotherapy company. The Phase 3 study is fully enrolled with 928 patients. When it comes to cancer immunotherapy, CEL-SCI believes it is most logical to boost the patient’s immune system while it is still intact in order to have the greatest possible impact on survival. Therefore, CEL-SCI treats patients who are newly diagnosed with head and neck cancer with its lead investigational immunotherapy Multikine (Leukocyte Interleukin, Injection), BEFORE they have received surgery, radiation and/or chemotherapy. This approach is unique. Most other cancer immunotherapies are used only after conventional therapies have been tried and/or failed. Head and neck cancer represents about 6% of all cancers. Multikine has received Orphan Drug designation from the FDA for the treatment of head and neck cancer patients with advanced squamous cell carcinoma. CEL-SCI has received patents for Multikine from the US, Europe, China and Japan.

The Company’s LEAPS technology is being developed as a therapeutic vaccine for rheumatoid arthritis and is supported by grants from the National Institutes of Health. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2017. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.

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